                                                                   Exhibit 10.11


                    INTELLECTUAL PROPERTY LICENSE AGREEMENT
                    ---------------------------------------


            This License Agreement (this "Agreement") is made effective as of April 1 2000, by and between PowerChannel Holdings, Inc., a Delaware corporation, located at 20 Squadron Boulevard, STE 210, New City, NY 10956 USA (the "Licensor") and PowerChannel Europe Limited, a UK corporation, located at 11 Cross Keys Close, London, UK, W1M 5FY (the "Licensee"), who agree as follows:

                              ARTICLE I. BACKGROUND
                                         ----------

            1.1 Technology. The Licensor is the owner of certain inventions, technology, expertise, know-how, Intellectual Property, defined in Section 2.5, and operating methods (the "Technology(ies)") relating to a method and system for controlling access to a communications medium, such as the Internet, that provides users access in exchange for responding to queries, where the query responses can then be provided to third parties. The Technologies have been developed at great effort and expense and are valuable trade secrets of the Licensor and are the subject of pending US patent application.

            1.2 Right to Use. The Licensee wishes to use the Technology in the Licensed Territory for the Field of Use (all as such terms are defined below) and to grant sublicenses to Affiliates. The Licensor will not provide information regarding the Technology to the Licensee unless and until the Licensee executes this Agreement and provides adequate assurances that the Licensee will not analyze the Technology, provide the Technology to any third parties, reverse engineer the Technology, or otherwise disclose the Licensor's trade secrets in the Technology.

                             ARTICLE II. DEFINITIONS
                                         -----------

            As used in this Agreement, the following terms shall have the meanings set forth below:

            2.1 "Affiliate" of a business entity means any other business entity or individual that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the business entity or individual. Such control can be exercised by stock ownership, contractual relationships, understandings or family relationships.

            2.2 "Field of Use" means and any legal use of the Technology.

            2.3 "Licensed services or products" means and includes products or services which use, at least in part, the Technology in any way.

            2.4 "Licensed Territory" means Europe (EEA) and Switzerland, and such additional territories as may be agreed upon by the Licensor and the Licensee.

            2.5 "Intellectual Property" means all confidential information, patented, patent-pending or unpatented information, unpublished research and development information, unpatented improvements, discoveries, developments, know-how, trade secrets, business information and technical data now or later in the possession or custody of the

Licensor that is necessary or desirable to process, market, or make Licensed services or products and that the Licensor has the right to provide to the Licensee, and confidential business information. "Intellectual Property" also includes any other intellectual property rights including know-how, rights of confidence, inventions whether patentable or not, patents, utility models, petty patents, trade and service marks, design rights, copyrights, database rights and topography rights, in any case whether registered or unregistered and including applications for, and the right to apply for, any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world; "Intellectual Property" also specifically includes published information that, although not secret, has not been used in the manner disclosed in the Intellectual Property, but does not include any portions that are now generally known in the industry or that are now in, or may later come into, the rightful possession or custody of the Licensee. "Intellectual Property" also does not include any information that is published or otherwise disclosed to the public by the Licensor or is rightfully received from third parties having no express or implied obligation of confidentiality to the Licensor with respect to such information.

            2.5 "Technology(ies)" has the meaning as set forth in Sections 1.1 and 2.5.

                              ARTICLE III. LICENSE
                                           -------

            3.1 Grant. Subject to the terms of this Agreement, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts only in the Licensed Territory and only in the Field of Use, a non-transferable exclusive license to use the Technology to exploit- including to sell, lease, sublicense, rent, or otherwise provide Licensed services or products, commencing on the date of this Agreement and continuing in perpetuity unless canceled by either party as provided for herein. No license under the Technology is granted, and no license shall be implied, with respect to activities outside the Licensed Territory or outside the Field of Use.

            3.2 Disclosure of Technology. The Licensor shall, on an ongoing basis, provide the Licensee with any Technology in the Licensor's possession needed to use, sell, develop and exploit Licensed services and products. The Licensor shall, at its own convenience and discretion, be available to the Licensee for consulting purposes during the term of this Agreement.

            3.3 No Challenge. The Licensee expressly agrees that it will not challenge, contest, or dispute the Licensor's claim, right, or title to the Technology or the trade secret status of any of the Technology in any manner or form, either directly or indirectly, and the Licensee shall indemnify and hold harmless the Licensor from any and all claims, disputes, actions, damages, and costs incurred by the Licensor as a result of the breach of this section.

            3.4 Nondisclosure. The Licensee shall maintain all of the Technology in the strictest confidence, shall limit disclosure of the Intellectual Property only to those in its organization that have a need to know of the Intellectual Property, and shall not disclose any of the Technology to third parties (including the Licensee's Affiliates) during the term of this Agreement or at any time thereafter, provided, however, that portions of the Technology may


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be disclosed (a) with the prior written consent of the Licensor, or (b) after the same shall have become public through no fault of the Licensee.

            3.5 No Use. The Licensee shall not use any Technology furnished by the Licensor other than in strict accordance with this Agreement, provided, however, that the Licensee may use portions of Technology (a) with the prior written consent of the Licensor or (b) after the same shall have become public through no act or omission of the Licensee.

            3.6 Non-Compete. Licensee may only carry out its business activities within the Territory and is prohibited from providing any services outside of the defined Territory which in any way utilizes the Technology or Intellectual Property or Improvements or conflicts or competes with the Field of Use or business of the Licensor or PowerChannel Holdings, Inc, or its licensees or sub-licensees.

            3.7 Technology Warranties. The Licensor does not warrant, and expressly disclaims any warranty, that any Licensed services or products produced in accordance with the Technology will be free from claims of infringement of the patents, copyrights or other rights of any third party, or comply with governmental regulations. The Licensor shall not, except as provided in this Article III, be under any liability arising out of its supplying of information under, in connection with, or as a result of this Agreement, whether on warranty, contract, negligence, or otherwise.

            3.8 Third Party License. This Agreement shall not waive, affect or impair the Licensor's rights to grant exclusive or nonexclusive licenses relating to the Technology outside of the Licensed Territory, or to grant exclusive or nonexclusive licenses relating to the Intellectual Property outside the Field of Use within the Territory.

                      ARTICLE IV. DEVELOPMENT COST SHARING
                                  ------------------------

            4.1 Initial Development Costs. The Licensee shall pay to the Licensor a fee to help cover its share of development costs expended to date to develop the Technology. The initial payment due is $10,000 which shall be paid no later than May 31, 2000.

            4.2 Monthly Costs. The Licensor shall furnish Licensee statements showing the estimated cost of contemplated development work for each forthcoming quarter and Licensee shall immediately remit the funds to Licensor.

            4.3 Determination of Cost Sharing. The sharing of cost shall be determined based upon the projected number of subscribers for the coming year amongst the Licensor (which would include its other licensees) and Licensee. For the purpose of this Agreement, Licensee hereby agrees that it or its sub-licensee(s) will be funding the entire development cost through at least September 30, 2000.

            4.4 Other Participants. It is the intention of Licensor, over time, to enter into similar arrangements with other licensees whereby the proportional cost to Licensee should drop as other subscribers allow for the proportions to change between Licensee and Licensor. Licensor intends to charge a similar fee for Initial Development Costs as it executes various territorial licenses outside of North America. Any Monies received will only be utilized for development of the Technology.


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            4.5 Accounting True-Up. There shall be an annual accounting of the actual proportions of subscribers between the Licensor and Licensee. Any overpayment by Licensee shall be credited to the Licensee's development account and not directly refunded. Any shortfall shall be paid immediately upon demand by Licensee to Licensor. No adjustment or recoveries shall be made in respect of periods prior to the immediately preceding year.

            4.6 Use of Licensor Employees. Licensor, at Licensee's cost, shall provide reasonable access to its employees, agents and contractors for the express purpose of developing, establishing and operating Licensee's (including any sublicensee of Licensee) business. Licensee agrees to reimburse Licensor for all costs associated with this section, including, but not limited to payroll, travel & lodging, third party fees and other related expenses.

                 ARTICLE V. MINIMUM COSTS AND BEST EFFORTS
                            ------------------------------

            5.1 Termination. The Licensor may, by written notice to the Licensee, terminate this Agreement as of a date specified in such notice that is at least 30 days after the date of such notice, if the Licensee has not used, sublicensed, sold, or otherwise taken definitive steps towards commercializing the Technology within but not throughout the Territory within twelve months from the Effective Date.

            5.2 Best Efforts. The Licensee shall pursue a thorough, vigorous and diligent program to exploit the Technology to maximize sales of the Licensed services and products in the Licensed Territory for the Field of Use under this Agreement for the term of this Agreement. Without limitation to the foregoing, the Licensee agrees to the following schedule of performance goals:

                  (a) Before June 30, 2000, the Licensor shall send personnel, as provided for under Section 4.6, to the Licensee's facilities to train the Licensee's personnel in the practice and use of the inventions disclosed in the Technology, and Licensee shall have appropriate facilities and personnel available to receive and learn such information;

                  (b) By August 31, 2000, the Licensee shall have raised no less than $10 million capital to finance subscriber deployment to provide for the commercial exploitation of Licensed services and products.

            5.3 Failure to Pay Fees or Use Best Efforts. If the Licensee fails to pay its allotted development costs as set forth in Sections 4.1 and 4.2, or fails to complete the actions required in Section 5.2 by the times and dates specified, time being of the essence, then this Agreement may be terminated by the Licensor at its sole discretion.

                       ARTICLE VI. PRODUCT PURCHASE.
                                   ----------------

            6.1 Authorized Source. The Licensee shall obtain and purchase all services from vendors approved by Licensor. Licensor shall provide Licensee with a list of approved vendors and the category of services for which approved vendors must be utilized. Other than


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the use of third party vendors, Licensee is not required to purchase any additional services from Licensor, except for those provided at cost, unless the services are specified herein.

                            ARTICLE VII. SUBLICENSING
                                         ------------

            7.1 Sublicensees. Sublicensing of this Agreement in the Field of Use and the Licensed Territory shall be the responsibility of the Licensee, with the prior written consent of the Licensor, not to be unreasonably withheld or delayed. It is the intent of the parties that sublicenses in the Field of Use and the Licensed Territory shall be available to Affiliated parties on fair and reasonable terms. Sublicenses may be nonexclusive or exclusive sublicenses within the Field of Use and the Licensed Territory and shall not be transferable. The Licensee shall furnish the Licensor with a copy of each sublicense agreement within fifteen (15) days of execution. Licensor expressly agrees that Licensee may sublicense this License within the UK and Ireland to PowerChannel Limited, under the terms of the sub-license agreement attached to this License as Appendix I.

            7.2 Assignment. If this Agreement expires or is terminated for any reason, all of the Licensee's right, title and interest in and to any and all sublicenses shall be automatically assigned and conveyed to the Licensor, including the right to receive all income from the sublicensees. The Licensee shall, prior to the execution of each such sublicense, obtain the sublicensee's written agreement to this provision, and each sublicense agreement shall contain a provision requiring such an assignment. In the event the Licensor desires a written assignment evidencing the effect of this section, the Licensee shall execute such an assignment. Licensor, by virtue of having approved sub-licensees, shall honor the agreements in the place of the Licensee.

            7.3 Subject to License. Each sublicense shall specifically state that it is expressly subject to this Agreement. Any sublicense that does not so state shall be null, void and of no force or effect.

                             ARTICLE VIII. PAYMENTS
                                           --------

            8.1 Payments Due. All payments due under this Agreement are due and payable immediately upon demand. Without limiting the forgoing, no payment shall be more later than 15 business days after being presented for payment.

            8.2 Interest On Overdue Amounts. Any amounts not paid when due shall bear interest at the rate of five percent (5%) over LIBOR per annum, for the time period until payment is received by the Licensor or at the highest rate allowed by applicable law, whichever is less.

            8.3 Form of Payments. All payments required by this Agreement shall be in currency of the United States of America, and shall be in the form of cash, a bank cashier's check, a certified check, or other immediately available funds.


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    ARTICLE IX. REPRESENTATIONS, COVENANTS, AND DISCLAIMER OF WARRANTIES
                --------------------------------------------------------

            9.1 Organization, Standing and Authority of Licensee. The Licensee represents to the Licensor that the Licensee is validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to carry on the business and to own the property that it now carries on and owns, and has all requisite power and authority to execute and deliver this Agreement and to observe and perform all the provisions of this Agreement. The execution and delivery of this Agreement have been duly authorized by the Board of Directors of the Licensee and, to the extent required by law, by the stockholders of the Licensee, and no other corporate action is requisite to the execution and delivery of this Agreement. The Licensee also represents that the Licensee has no present intent to sell or transfer any stock or to change the organization of the Licensee.

            9.2 Compliance with Laws. The Licensee covenants and agrees to comply with all applicable laws, rules, and regulations related to the Licensee's rights and obligations under this Agreement and the Licensee's activities with relation to this Agreement, and the Licensee further covenants not to violate any rights of third parties, be they in the nature of intellectual or other property rights or otherwise, in any manner that would expose the Licensor to claims by third parties based upon the conduct of the Licensee and the Licensee shall indemnify, defend, and hold harmless the Licensor against any and all such claims.

            9.3 Disclaimer. Nothing in this Agreement shall be deemed to be a representation or warranty by the Licensor of the accuracy, safety, or usefulness for any purpose, of any Intellectual Property or other information, techniques or practices at any time made available by the Licensor. The Licensor shall have no liability whatsoever to the Licensee or to any other person for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon the Licensee or any other person, arising out of or in connection with or resulting from (a) the production, assembly, use, failure to operate, defective design, lease, license, import, offer, or sale of any Licensed services or products; (b) the use of any Intellectual Property, or other information, techniques or practices disclosed by the Licensor; or (c) any advertising or other promotional activities with respect to any of the foregoing. The Licensee shall defend, indemnify, and hold harmless the Licensor and its successors, assigns, agents, and employees against any claim for which the Licensor may be or become liable.

            9.4 Indemnification and Insurance. The Licensee shall defend, indemnify, and hold harmless the Licensor and its successors, assigns, agents, and employees from and against all claims, suits, costs, damages, judgments, attorney fees, license fees, settlement or expenses incurred, claimed, obtained, or sustained by third parties, whether for personal injury, intellectual property infringement, misappropriation, or otherwise because of or with relation to the use, failure to operate, defective design, marketing, distribution, lease, import, offer to sell, or sale of the Licensed services or products.

            The Licensee shall maintain at its own expense in full force and effect at all times during the term of this Agreement, with a responsible insurance carrier acceptable to the Licensor, at least a two million dollar liability insurance policy with such insurance shall naming the Licensor as an additional insured, and shall provide for at least thirty days' prior written notice to the Licensor and the Licensee of the cancellation or any substantial modification of the policy.


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

            9.5 No Challenge. The Licensee shall not analyze or reverse engineer, or have analyzed or reverse engineered, any of the Intellectual Property or Technology, nor shall the Licensee challenge, object to, or dispute the Intellectual Property, the status of the Intellectual Property as a trade secret, or the Licensor's right, title, and interest in and to the Intellectual Property.

            9.6 Employee Nondisclosure Agreement. The Licensee shall cause all of its officers, directors, and employees to execute an agreement, in a form to be reasonably approved by Licensor, in which such employees agree and covenant that they will not, during and after the term of their employment with the Licensee, disclose any information received with regard to the Technology.

                      ARTICLE X. EXPIRATION AND TERMINATION
                                 --------------------------

            10.1 Technology. The Licensee's obligations under this Agreement shall remain in effect as long as the Licensee continues to use or sell products or services utilizing the Technology regardless of whether the Technology becomes disclosed to the public, but the nondisclosure, and nonuse obligations of this Agreement shall survive termination and continue until such time as the Licensor elects to abandon such terms and written notice of such abandonment is received by Licensee.

            10.2 Insolvency and Default. If either party shall be in default of any obligation hereunder, or if the Licensee shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving thirty (30) days' notice by registered or certified mail to the defaulting party, specifying the bases for termination. If within thirty (30) days after the receipt of such notice, the party who received notice shall remedy the condition forming the basis for termination, such notice shall cease to be operative and this Agreement shall continue in full force and effect. In the event of a default under this Agreement, the nondefaulting party shall be entitled to any and all remedies at law or in equity. Without in any way limiting the foregoing, any uses by the Licensee of the Technology during any time or for any purpose other than those specified in this Agreement shall constitute misappropriation of the Licensor's Technology and a material breach of this Agreement, entitling the Licensor to immediate injunctive and monetary relief.

            10.3 Nondisclosure. Notwithstanding the provisions of Sections 3.3 and 3.4, if this Agreement is terminated, the Licensee agrees; (a) that it will not make, use, distribute, sell, use, or otherwise dispose of any Licensed services or products incorporating or made using Technology for a period of one
(1) year after such termination; and (b) that it will promptly transfer to the Licensor all written, computer, or electronic copies and originals of unpublished Technology in its possession or control and will delete all Technology from all computer data bases or other storage media under the Licensee's control.


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            10.4 Surviving Obligations. The word "termination" and cognate words such as "term" and "terminate," are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

                  (a) Licenses, releases, and agreements of nonassertion running in favor of customers or transferees of the Licensee with respect to products sold or transferred by the Licensee prior to any termination and on which royalties shall have been paid as provided in Section 4.1 and 4.2 of this Agreement.

                  (b) Any cause of action or claim of the Licensor accrued or to accrue, because of any breach or default by the Licensee.

                  (c) The representation and disclaimer of warranties of
      Article IX.

                             ARTICLE XI. LITIGATION
                                         ----------

            11.1 Misappropriation. The Licensee shall notify the Licensor in writing of any suspected misappropriation of the Technology or any loss of confidentiality of the Technology promptly upon becoming aware of such suspected misappropriation or loss of confidentiality, setting forth the kind and character of the possible misappropriation or loss, the places, dates and locations of suspected misappropriations or losses, and any other pertinent information that the Licensee may have.

            The Licensee shall, in the Licensor's name (if required by law, otherwise, in the Licensee's name) but at the Licensee's sole expense, sue third parties for misappropriation of the Technology in the Licensed Territory, and the Licensor shall, at the Licensee's sole expense, fully and promptly cooperate and assist the Licensee in connection with any such suit. The Licensee shall, within ten (10) days after receipt of an itemized statement for the Licensor's expenses, reimburse the Licensor for such suit-associated expenses, together with any pre-suit expenses incurred by the Licensor. Any amounts not reimbursed by the Licensee to the Licensor within such ten-day period shall bear interest at the rate set forth in Section 8.2 of this Agreement. All damages, awards, and settlement proceeds in such suit shall be the Licensee's.

            If the Licensee, after notice of an alleged misappropriation shall, within sixty (60) days fail to institute suit, the Licensor, in its own name (or, if required by law, in its and the Licensee's name) and at its own expense, may sue therefore, and the Licensee shall fully and promptly cooperate and assist the Licensor in connection with any such suit. All damages, awards, and settlement proceeds in such suit shall be the Licensor's.

            Nothing in this Agreement is intended to require the Licensor to sue, or to preclude the Licensor from suing for any misappropriations and to collect for its own use all damages, profits and awards of whatever nature recoverable for such misappropriation in the Licensed Territory. The Licensee shall fully cooperate with the Licensor in any misappropriation actions, at such times and in such manners as the Licensor may reasonably request.

                              ARTICLE XII. RECORDS
                                           -------

            12.1 Creation, Maintenance and Retention. The Licensee agrees to keep records showing the lease, sale, licensing, or other disposition of Licensed services and products in sufficient detail to enable Licensor to accurately determine subscriber levels. The Licensee shall permit the Licensor or its duly authorized agent to inspect all such records and


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to make copies of or extracts from such records at all the Licensee's business premises during all regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter. In the event that the Licensee shall move any of such records, the Licensee shall first give at least thirty (30) days' prior written notice to the Licensor and give the Licensor the opportunity to copy any and all records intended to be moved. Such examinations are to be made at the expense of the Licensor by any auditor appointed by the Licensor who shall be acceptable to the Licensee, or, at the option and expense of the Licensor, by a Certified Public Accountant appointed by the Licensor. If any such audit discloses that fees have been underpaid by an amount exceeding five percent (5%), the Licensee shall pay the full costs of the audit, along with all royalties payable, and interest at the rate set forth in
Section 8.2, calculated from the date originally due. All such records shall be retained for a period of at least three (3) years after the termination or expiration of this Agreement.

                               XIII. MISCELLANEOUS
                                     -------------

            13.1 Severability. The parties agree that if any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed automatically amended to the extent necessary to comply with the law and shall be enforceable to the full extent allowable under the law, and the validity and enforceability of the remaining provisions shall remain unaffected.

            13.2 Court Decision. If the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, the Licensor, by written notice to the Licensee, may revise the provision in question or may delete it entirely so as to comply with the decision of that court.

            13.3 Waiver. The waiver of any breach hereunder may be effected only by a written instrument signed by the waiving party and shall not constitute a waiver of any other breach. Any failure by the Licensor to insist upon the strict performance by the Licensee of any of the terms and provisions hereof shall not be deemed to be a waiver of any of the terms and provisions hereof and the Licensor, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by the Licensee of any and all of the terms and provisions of the Agreement to be performed by the Licensee.

            13.4 Integration. This Agreement contains the entire understanding between the parties with respect to licensing of the Intellectual Property, and supersedes all other representations and agreements, express or implied, between the parties concerning the Intellectual Property, except for any nondisclosure agreement or trademark license agreement previously or concurrently entered into between the parties.

            13.4 No Patent License. No rights or obligations other than those expressed or recited in this Agreement are to be implied. Without limitation to the foregoing, this Agreement does not grant any license under any patents (existing or future) or for any use of the Technology, except as specifically authorized by this Agreement. In the event that a patent or patents shall issue for the Technology, the Licensor and the Licensee shall enter into a separate agreement to license such patent or patents under similar terms and conditions.


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

            13.7 Amendment. This Agreement may be amended only by a written instrument signed by both parties, except as provided in Section 13.2 above.

            13.8 Additional Instruments. Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

            13.9 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York. The Courts of the State of New York and the United States District Court for the District of New York shall have exclusive jurisdiction over any dispute relating to this Agreement and no legal action relating to this Agreement shall be brought in any other jurisdiction.

            13.10 Grantbacks. The Licensee hereby grants to the Licensor a perpetual, worldwide, exclusive, nonassignable, royalty-free license under all present and future inventions, improvements, developments, patents and technical information relating to the Technology in the Field of Use now or hereafter conceived, owned by or under the control of the Licensee or its Affiliates, solely or jointly with others. Licensor is free to incorporate items granted hereunder into its existing Intellectual Property and license rights to use the new Intellectual Property to some or all licensees. Regardless, Licensee shall be free to utilize any developments, improvements and other materials granted back to Licensor in its daily operations. Licensor must forthwith disclose to, and allow Licensee to use all improvements made by Licensor it its licensees.

            13.11 Export of Technology. The Licensee agrees to comply with the laws and rules of the United States government regarding prohibition of exportation of Intellectual Property furnished to the Licensee either directly or indirectly by the Licensor.

            13.12 Trademark. All Licensed Products shall be sold under the trademarks required by Licensor. The Licensee agrees that it will not do or permit any action or thing whereby any of the Licensor's rights to use any trademark, trade name or design might be endangered and that the Licensee will not claim any rights in the Licensor's trademarks except as a licensee under any trademark license with the Licensor. The Licensee shall, immediately upon request, assign to the Licensor any rights in and to the Licensor's trademarks that the Licensee might acquire under this Agreement or otherwise.

            13.13 Notices. All notices, demands or documents to be delivered under this Agreement shall be given in writing and sent by registered or certified mail addressed to the parties at their respective addresses as set forth on the first page of this Agreement. Such addresses may be changed by the addressee by serving notice as above provided. Service of such notice shall be deemed complete on the earlier to occur of the actual date of delivery or three
(3) days after mailing.

            13.14 Parties in Interest. As and when used herein, the terms "Licensor" and "Licensee" shall mean and include the Licensor and the Licensee and their respective heirs, personal representatives, successors and permitted assigns. If the Licensee consists of more than one person or entity, then all obligations and liabilities of the Licensee shall constitute the joint and several obligation and liability of each such person or entity.


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

            13.15 Effective Date. This Agreement shall become effective as the date first above written.

            13.16 Assignment. This Agreement imposes personal obligations on the Licensee. The Licensee shall not assign any rights or obligations under this Agreement without the prior written consent of the Licensor, which may be withheld in the Licensor's sole discretion. The Licensee shall not create, or suffer to be created, any lien or other encumbrance on this Agreement or on any monies to be paid to the Licensor under this Agreement. The Licensor may assign its rights hereunder without the Licensee's consent.

            13.17 Authority. By signing below, the signatories warrant and represent their authority to execute this Agreement on behalf of the parties.

            13.18 Time of Essence. Time is of the essence in the performance of the Licensee's obligations under this Agreement.

            13.19 No Joint Venture. The execution of this Agreement and the performance of the provisions herein are not intended, and shall not be construed, to create a partnership or joint venture between the Licensor and the Licensee.

            IN WITNESS WHEREOF, the Licensor and the Licensee have executed this Agreement as of the Effective Date.




--------------------------------                --------------------------------
Signed by James B. Gambrell                     Signed by Michael D. Preston
President                                       Chief Financial Officer
for and on behalf of                            for and on behalf of
POWERCHANNEL HOLDINGS, INC.                     POWERCHANNEL EUROPE LIMITED


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